EXHIBIT 99

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   Condensed Consolidated Financial Statements

                                 March 31, 1999

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                   Three Months Ended March 31, 1999 and 1998

                                      INDEX

             FINANCIAL STATEMENTS:

             Condensed Consolidated Balance Sheets                            1
             Condensed Consolidated Statements of Income                      2
             Condensed Consolidated Statements of Cash Flows                  3
             Notes to Condensed Consolidated Financial Statements             4

The New York State Insurance Department recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining where its financial condition warrants the payment of a dividend to its stockholders. No consideration is given by the New York State Insurance Department to financial statements prepared in accordance with generally accepted accounting principles in making such determinations.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                  (Dollars in thousands, except per share data)

                                                                 March 31,   December 31,
                                     ASSETS                        1999         1998
                                                                   ----         ----
Bonds at market value (amortized cost of $1,644,284 and
   $1,631,094)                                                  $1,680,746   $1,683,928
Equity investments at market value (cost of $27,118 and
   $34,250)                                                         29,029       37,268
Short-term investments                                             133,151       92,241
                                                                ----------   ----------

     Total investments                                           1,842,926    1,813,437
Cash                                                                 9,299        2,729
Deferred acquisition costs                                         191,472      199,559
Prepaid reinsurance premiums                                       229,505      217,096
Reinsurance recoverable on unpaid losses                             3,919        3,907
Receivable for securities sold                                       3,930        1,656
Other assets                                                       111,467      105,379
                                                                ----------   ----------

          TOTAL ASSETS                                          $2,392,518   $2,343,763
                                                                ==========   ==========

                      LIABILITIES AND MINORITY INTEREST AND
                              SHAREHOLDER'S EQUITY

Deferred premium revenue                                        $  741,888   $  721,699
Losses and loss adjustment expenses                                 65,650       63,947
Deferred federal income taxes                                       48,849       56,672
Ceded reinsurance balances payable                                  19,714       31,502
Payable for securities purchased                                   133,549      105,749
Long-term debt                                                     120,000      120,000
Minority interest                                                   20,973       20,388
Accrued expenses and other liabilities                             103,154      119,215
                                                                ----------   ----------

          TOTAL LIABILITIES AND MINORITY INTEREST                1,253,777    1,239,172
                                                                ----------   ----------

Common stock (500 shares authorized, issued and
   outstanding; par value of $30,000 per share)                     15,000       15,000
Additional paid-in capital                                         706,117      694,788
Accumulated other comprehensive income (net of deferred
   income tax provision of $13,935 and $19,904)                     25,879       36,964
Accumulated earnings                                               391,745      357,839
                                                                ----------   ----------

          TOTAL SHAREHOLDER'S EQUITY                             1,138,741    1,104,591
                                                                ----------   ----------

                  TOTAL LIABILITIES AND MINORITY INTEREST AND
                              SHAREHOLDER'S EQUITY              $2,392,518   $2,343,763
                                                                ==========   ==========

           See notes to condensed consolidated financial statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                             (Dollars in thousands)

                                                      Three Months Ended March 31,
                                                      ----------------------------
                                                            1999        1998
                                                            ----        ----
REVENUES:
   Net premiums written (net of premiums ceded of
      $28,424 and $16,391)                                $ 49,910    $ 37,947
   Increase in deferred premium revenue                     (8,616)     (6,026)
                                                          --------    --------
   Premiums earned (net of premiums ceded of
      $15,441 and $13,120)                                  41,294      31,921
   Net investment income                                    21,491      17,546
   Net realized gains                                        3,468       3,944
   Other income                                                 43         235
                                                          --------    --------
                       TOTAL REVENUES                       66,296      53,646
                                                          --------    --------
EXPENSES:
   Losses and loss adjustment expenses (net of
      reinsurance recoveries of $194 and $(6,841))           2,175       1,047
   Policy acquisition costs                                  9,917       8,387
   Other operating expenses                                  8,145       5,716
                                                          --------    --------
                       TOTAL EXPENSES                       20,237      15,150
                                                          --------    --------
   Minority interest and equity earnings                      (584)
                                                          --------    --------
INCOME BEFORE INCOME TAXES                                  45,475      38,496
   Provision for income taxes                               11,570      10,488
                                                          --------    --------
          NET INCOME                                        33,905      28,008
                                                          --------    --------

Other comprehensive income (loss), net of tax:
   Unrealized losses on securities:
      Unrealized holding losses arising during period       (8,831)       (704)
      Less: reclassification adjustment for gains
         included in net income                             (2,254)     (2,564)
                                                          --------    --------
   Other comprehensive income (loss)                       (11,085)     (3,268)
                                                          --------    --------
      COMPREHENSIVE INCOME                                $ 22,820    $ 24,740
                                                          ========    ========

           See notes to condensed consolidated financial statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)

                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                         1999         1998
                                                      ---------    ---------
Cash flows from operating activities:
   Premiums received, net                             $  43,967    $  44,043
   Policy acquisition and other operating expenses
     paid, net                                          (34,990)     (37,084)
   Recoverable advances received (paid)                  (1,265)       5,778
   Loss and LAE paid, net                                  (723)        (164)
   Net investment income received                        20,633       19,881
   Federal income taxes paid                             (1,889)        (487)
   Other, net                                            (1,903)      (3,062)
                                                      ---------    ---------
          Net cash provided by operating activities      23,830       28,905
                                                      ---------    ---------

Cash flows from investing activities:
   Proceeds from sales of bonds                         395,309      408,342
   Purchases of bonds                                  (372,420)    (318,471)
   Purchases of property and equipment                     (154)        (359)
   Net increase in short-term securities                (40,005)    (107,782)
   Other investments, net                                    10
                                                      ---------    ---------
          Net cash used for investing activities        (17,260)     (18,270)
                                                      ---------    ---------

Cash flows from financing activities:
   Stock repurchase                                                   (4,250)
                                                      ---------    ---------
          Net cash used for financing activities                      (4,250)
                                                      ---------    ---------
Net increase in cash                                      6,570        6,385

Cash at beginning of period                               2,729       11,235
                                                      ---------    ---------

Cash at end of period                                 $   9,299    $  17,620
                                                      =========    =========

            See notes to condensed consolidated financial statements.

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

1. ORGANIZATION AND OWNERSHIP

      Financial Security Assurance Inc. (the Company), a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the Parent), is an insurance company domiciled in the State of New York. The Company is primarily engaged in the business of providing financial guaranty insurance on asset-backed and municipal obligations.

2. BASIS OF PRESENTATION

      The accompanying condensed consolidated financial statements have been prepared by the Company and are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows at March 31, 1999 and for all periods presented, have been made.

      Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These statements should be read in conjunction with the Company's December 31, 1998 consolidated financial statements and notes thereto. The year-end condensed balance sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The results of operations for the periods ended March 31, 1999 and 1998 are not necessarily indicative of the operating results for the full year.

3. PREMIUM REVENUE RECOGNITION

      Gross and ceded premiums are earned in proportion to the amount of risk outstanding over the expected period of coverage. The amount of risk outstanding is equal to the sum of the par amount of debt insured. Deferred premium revenue and prepaid reinsurance premiums represent the portion of premium that is applicable to coverage of risk to be provided in the future on policies in force. When an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining deferred premium revenue and prepaid reinsurance premiums, less any amount credited to a refunding issue insured by the Company, are recognized.

4. LITIGATION

      During the ordinary course of business, the Company has become party to certain litigation. Management believes that these matters will be resolved with no material impact on the Company's financial position, results of operations or cash flows.

5. LOSS RESERVE DISCOUNT RATES

      The Company uses risk free interest rates to discount the additions to its general reserve for new business originated. For case basis reserves, the Company uses discount rates ranging from 5.5% to 6.1%.


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